As filed with the Securities and Exchange Commission on September 30, 2019

Registration No. 333-169950

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-169950

UNDER

THE SECURITIES ACT OF 1933

TOWER INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-3679414
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

TOWER INTERNATIONAL, INC. 2010 EQUITY INCENTIVE PLAN

(Full title of the plan)

George Thanopoulos

President

TOWER INTERNATIONAL, INC.

17672 Laurel Park Drive North, Suite 400E

Livonia, Michigan 48152

(248) 675-6000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Angelo Bonvino

Michael Vogel

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment is being filed to deregister unsold securities of Tower International, Inc., a Delaware corporation (“Tower” or the “Registrant”), that were registered on the Registration Statement on Form S-8 (No. 333-169950) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 15, 2010, which registered 4,600,000 shares of common stock, par value $0.01, issuable pursuant to the terms of the Tower International, Inc. 2010 Equity Incentive Plan.

On September 30, 2019, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 12, 2019, among Autokiniton US Holdings, Inc., a Delaware corporation (“Parent”), Tiger Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent (“Merger Sub”), and Tower, Merger Sub merged with and into Tower (the “Merger”), with Tower surviving the Merger as a direct, wholly-owned subsidiary of Parent. In addition, on September 30, 2019, the NYSE filed Form 25 with the Commission to delist Tower’s shares of common stock. Tower intends to file Form 15 to terminate registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

In connection with the Merger, the Registrant has terminated all offerings of its securities pursuant to this Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of this Registration Statement and, in accordance with undertakings contained in the Registration Statement, removes from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offering and removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on September 30, 2019.

TOWER INTERNATIONAL, INC.

By:	/s/ George Thanopoulos
George Thanopoulos
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ George Thanopoulos George Thanopoulos	President and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	September 30, 2019

/s/ Scott L. Jones Scott L. Jones	Secretary and Director (Principal Financial Officer and Accounting Officer)	September 30, 2019